Exhibit 99.1

Professional Diversity Network Announces Reverse Stock Split Effective September 27, 2016

CHICAGO, September 26, 2016 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (“PDN” or “the Company”) (NASDAQ:IPDN), a developer and operator of online networks that provide access to employment opportunities for diverse professionals in the United States, announced today that it had filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-8 reverse stock split of its common stock that is expected to become effective at 12:01 a.m. EDT on September 27, 2016 and the Company’s common stock is expected to begin trading on a post-split basis at the open of trading on September 27, 2016.

At the Annual Meeting held earlier today, the Company’s stockholders approved the proposal authorizing the Board of Directors to implement the reverse stock split at a ratio within the range from 1-for-2 to 1-for-15, and to amend the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split and to proportionately reduce the number of shares of common stock the Company is authorized to issue.  The Board of Directors approved a final 1-for-8 ratio immediately following the Annual Meeting of Stockholders.  The reverse stock split was undertaken to raise the per share trading price of the Company’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on the Nasdaq Capital Market.

The reverse stock split will reduce the number of shares of the Company’s outstanding common stock from approximately 14.5 million, to approximately 1.8 million and the number of shares of common stock the Company is authorized to issue will be reduced from 25 million to approximately 3.1 million.  Any fractional shares resulting from the reverse stock split will be rounded up to the next whole share.  Proportional adjustments will be made to the Company’s outstanding stock options and warrants, and the number of shares of common stock authorized for issuance under the Company’s 2013 Equity Compensation Plan will be proportionately reduced.

The Company’s shares will continue to trade on The Nasdaq Capital Market under the symbol “IPDN” and a new CUSIP number, 74312Y 202, has been assigned to the Company’s common stock as a result of the reverse stock split.

Continental Stock Transfer & Trust Company, Inc., the Company’s transfer agent, will be acting as the exchange agent in connection with the reverse stock split.  Stockholders holding common stock in certificated form will receive instructions from the transfer agent how to surrender the certificates representing the pre-split shares in exchange for the new certificates.  Stockholders who hold their shares electronically or in street name are not required to take any action to effect the exchange of their shares.

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions.  Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions.  Forward-looking statements can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words, and include, without limitation, statements regarding the expected post-split trading date of the Company’s common stock and whether the reverse stock split will result in the Company regaining compliance with the Nasdaq continued listing requirements. Forward-looking statements involve risks and uncertainties and our actual results may differ materially from those stated or implied in such forward-looking statements. Factors that could contribute to such differences include, but are not limited to: the potential failure by the Company to increase its total market capitalization following the reverse stock split, failure to maintain the increased per-share stock price over the long term, failure to generate investor interest, potential adverse effect of the reduced number of shares outstanding following the reverse stock split on the liquidity of the Company’s common stock; and the risk factors disclosed in our Annual Report on Form 10-K filed on March 30, 2016, Quarterly Report on Form 10-Q filed on August 15, 2016 and any subsequent filings made by us with the SEC.  We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on March 30, 2016 and the Form 10-Q filed on August 15, 2016 together with this press release, are available on our website, www.prodivnet.com. Please click on "Investor Relations."

CONTACT:

Christopher Wesser, EVP & Secretary
516-659-8560
investor@prodivnet.com